AMENDED AND RESTATED EMPLOYMENT AGREEMENT made as of the 22nd day of December 1999 by and between ARROW ELECTRONICS, INC., a New York corporation with its principal office at 25 Hub Drive, Melville, New York 11747 (the "Company"), and STEVEN W. MENEFEE, residing at 173 LuRay, Los Gatos, California 95032 (the "Executive").

     WHEREAS, the Executive is now and has been employed by the Company as a Senior Vice President, with the responsibilities and duties of a principal executive officer of the Company; and

     WHEREAS, the Executive and the Company are parties to that certain Amended and Restated Employment Agreement made as of the 1st day of April 1996; and

     WHEREAS, the Company and the Executive wish to provide for the continued employment of the Executive as an employee of the Company and for him to continue to render services to the Company on the terms set forth in, and in accordance with the provisions of, this Amended and Restated Employment Agreement (the "Agreement");

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

       1.  Employment and Duties.

           a) Employment. The Company hereby employs the Executive for the Employment Period defined in Paragraph 3, to perform such duties for the Company, its subsidiaries and affiliates and to hold such offices as may be specified from time to time by the Company's Board of Directors. The Executive hereby accepts such employment.

           b) Duties and Responsibilities. It is contemplated that the Executive will be Senior Vice President of Corporate Marketing of the Company until December 31, 1999 and President of the Company's Asian operations thereafter, but the Board of Directors shall have the right to adjust the duties, responsibilities, and title of the Executive as the Board of Directors may from time to time deem to be in the interests of the Company; provided, however, that during the Employment Period, without the consent of the Executive, and except as contemplated hereunder, he shall not be assigned any titles, duties or responsibilities which, in the aggregate, represent a material diminution in, or are materially inconsistent with, his prior title, duties, and responsibilities.

           c) Time Devoted to Duties. The Executive shall devote all of his normal business time and efforts to the business of the Company, its subsidiaries and its affiliates, the amount of such time to be sufficient, in the reasonable judgment of the Board of Directors, to permit him diligently and faithfully to serve and endeavor to further their interests to the best of his ability. It is understood and agreed, however, that the Executive is expected to reduce his time committed to the Company to 50% of his normal business time (approximately 120 working days per year, excluding holidays and vacation days) commencing January 1, 2000.

           d) Location of Office. Commencing January 1, 2000, the Executive may continue to maintain his residence and office in the San Jose area or relocate to the Phoenix area. The Company will not be responsible for any relocation support or expense if the Executive chooses to relocate. Thereafter, the Company shall not require the Executive to locate his office more than fifty miles from his current residence address in the San Jose area (or from his then residence in the Phoenix area if he chooses to relocate), without his prior written consent.

     2.  Compensation.

         a) Monetary Remuneration and Benefits. During the Employment Period, the Company shall pay to the Executive for all services rendered by him in any capacity:

             i. a minimum base salary of $340,000 per year through December 31, 1999 and $370,000 per year thereafter (payable in accordance with the Company's then prevailing practices, but in no event less frequently than in equal monthly installments), subject to increase if the Board of Directors of the Company in its sole discretion so determines;

            ii. such additional compensation by way of salary or bonus or fringe benefits as the Board of Directors of the Company in its sole discretion shall authorize or agree to pay, payable on such terms and conditions as it shall determine(it being understood, however, that the Executive and the Company do not contemplate that the Executive will receive any incentive compensation or bonus in respect of periods after December 31,
1999); and

           iii. such employee benefits that are made available by the Company to its other principal executives.

         b) Automobile. During the Employment Period, the Company will pay the Executive a monthly automobile allowance of $850.

         c) Expenses. During the Employment Period, the Company agrees to reimburse the Executive, upon the submission of appropriate vouchers, for out-of-pocket expenses (including, without limitation, expenses for travel, lodging and entertainment) incurred by the Executive in the course of his duties hereunder.

         d) Office and Staff. The Company will provide the Executive with an office, secretary and such other facilities as may be reasonably required for the proper discharge of his duties hereunder.

          e) Indemnification. The Company agrees to indemnify the Executive for any and all liabilities to which he may be subject as a result of his employment hereunder (and as a result of his service as an officer or director of the Company, or as an officer or director of any of its subsidiaries or affiliates), as well as the costs of any legal action brought or threatened against him as a result of such employment, to the fullest extent permitted by law.

          f) Participation in Plans. Notwithstanding any other provision of this Agreement, the Executive shall have the right to participate in any and all of the plans or programs made available by the Company (or it subsidiaries, divisions or affiliates) to, or for the benefit of, executives or employees in general.

          g) Supplemental Executive Retirement Plan. The Executive is currently a participant in the Company's Unfunded Pension Plan for Selected Executives (the "SERP"). Effective January 1, 2000, the Executive's participation in the SERP will be modified so as to provide him with an annual retirement benefit of $80,000 per year if he retires after December 31, 2001, an annual retirement benefit of $92,000 if he retires after December 31, 2002, an annual retirement benefit of $104,000 if he retires after December 31, 2003, and an annual retirement benefit of $115,000 if he retires after December 31, 2004. If the Employment Period is terminated at June 30, 2001 as a result of an election under Paragraph 3(d) of this Agreement, the Executive's annual SERP benefit would be reduced to $60,000 (or pro-rated appropriately if the Employment Period terminates pursuant to such an election between July 1, 2001 and December 31, 2001). Except for the foregoing, the rights, terms, privileges, and conditions of the Executive's participation in the SERP remain unchanged.

     3.  The Employment Period.

         The "Employment Period," as used in the Agreement, shall mean the period beginning as of the date hereof and terminating on the last day of the calendar month in which the first of the following occurs:

         a)  the death of the Executive;

         b) the disability of the Executive as determined in accordance with Paragraph 4 hereof and subject to the provisions thereof;

         c) the termination of the Executive's employment by the Company for cause in accordance with Paragraph 5 hereof; or

         d) December 31, 2001; provided, however, that, unless sooner terminated as otherwise provided herein, (i) either the Company or the Executive may, after January 1, 2001, elect to terminate the Employment Period earlier than December 31, 2001 by giving the other at least six (6) months notice of its or his election to do so and specifying the effective date of such early termination of the Employment Period and (ii) prior to July 1, 2001 the Company and the Executive will agree on whether they wish to continue the Employment Period beyond December 31, 2001 and, if so, upon what terms and for what additional period.

     4.  Disability.

         For purposes of this Agreement, the Executive will be deemed "disabled" upon the earlier to occur of (i) his becoming disabled as defined under the terms of the disability benefit program applicable to the Executive, if any, and (ii) his absence from his duties hereunder on a full-time basis for one hundred eighty (180) consecutive days as a result of his incapacity due to accident or physical or mental illness. If the Executive becomes disabled (as defined in the preceding sentence), the Employment Period shall terminate on the last day of the month in which such disability is determined. Until such termination of the Employment Period, the Company shall continue to pay to the Executive his base salary, any additional compensation authorized by the Company's Board of Directors, and other remuneration and benefits provided in accordance with Paragraph 2 hereof, all without delay, diminution or proration of any kind whatsoever (except that his remuneration hereunder shall be reduced by the amount of any payments he may otherwise receive as a result of his disability pursuant to a disability program provided by or through the Company).

         In the event that, notwithstanding such a determination of disability, the Executive is determined not to be totally and permanently disabled prior to the then scheduled expiration of the Employment Period, the Executive shall be entitled to resume employment with the Company under the terms of this Agreement for the then remaining balance of the Employment Period.

     5.  Termination for Cause.

         In the event of any malfeasance, willful misconduct, active fraud or gross negligence by the Executive in connection with his employment hereunder, the Company shall have the right to terminate the Employment Period by giving the Executive notice in writing of the reason for such proposed termination. If the Executive shall not have corrected such conduct to the satisfaction of the Company within thirty days after such notice, the Employment Period shall terminate and the Company shall have no further obligation to the Executive hereunder but the restriction on the Executive's activities contained in Paragraph 7 and the obligations of the Executive contained in Paragraphs 8(b) and 8(c) shall continue in effect as provided therein.

     6.  Termination Without Cause.

         In the event that the Company discharges the Executive during the Employment Period without cause, the Executive shall be entitled to continuation of the salary provided in Paragraph 2(a), two-thirds of any targeted incentive compensation, the full vesting of any restricted stock awards and the immediate exercisability of any stock options, all for the full Employment Period (which, in that event, shall continue until the then scheduled expiration of the Employment Period unless sooner terminated by the Executive's disability or death), and the Company shall have no right to set off payments due the Executive with any amounts he may earn from gainful employment elsewhere. It is expressly agreed and understood that the Executive shall be under no obligation to seek such employment. The provisions of Paragraph 7 restricting the Executive's activities and the Executive's obligations under Paragraphs 8(b) and 8(c) shall continue in effect. The provisions of this Paragraph 6 shall not act to limit the Executive's ability to recover damages from the Company for breaching this Agreement by terminating the Employment Period without cause, except as otherwise permitted by Paragraph 3.

     7.  Non-Competition; Trade Secrets.

         During the Employment Period and for a period of one year after the termination of the Employment Period, the Executive will not, directly or indirectly:

         a) Disclosure of Information. Use, attempt to use, disclose or otherwise make known to any person or entity (other than to the Board of Directors of the Company or otherwise in the course of the business of the Company, its subsidiaries or affiliates and except as may be required by applicable law):


             i. any knowledge or information, including, without limitation, lists of customers or suppliers, trade secrets, know-how, inventions, discoveries, processes and formulae, as well as all data and records pertaining thereto, which he may acquire in the course of his employment, in any manner which may be detrimental to or cause injury or loss to the Company, its subsidiaries or affiliates; or

            ii. any knowledge or information of a confidential nature (including all unpublished matters) relating to, without limitation, the business, properties, accounting, books and records, trade secrets or memoranda of the Company, its subsidiaries or affiliates, which he now knows or may come to know in any manner which may be detrimental to or cause injury or loss to the Company, its subsidiaries or affiliates;

         b) Non-Competition. Engage or become interested in the United States, Canada or Mexico (whether as an owner, shareholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) in the business of distributing electronic parts, components, supplies or systems, or any other business that is competitive with the principal business or businesses then conducted by the Company, its subsidiaries or affiliates (provided, however, that nothing contained herein shall prevent the Executive from acquiring or owning less than 1% of the issued and outstanding capital stock or debentures of a corporation whose securities are listed on the New York Stock Exchange, American Stock Exchange, or the National Association of Securities Dealers Automated Quotation System, if such investment is otherwise permitted by the Company's Human Resource and Conflict of Interest policies);

         c) Solicitation. Solicit or participate in the solicitation of any business of any type conducted by the Company, its subsidiaries or affiliates, during said term or thereafter, from any person, firm or other entity which was or at the time is a supplier or customer, or prospective supplier or customer, of the Company, its subsidiaries or affiliates; or

         d) Employment. Employ or retain, or arrange to have any other person, firm or other entity employ or retain, or otherwise participate in the employment or retention of, any person who was an employee or consultant of the Company, its subsidiaries or affiliates, at any time during the period of twelve consecutive months immediately preceding such employment or retention.

             The Executive will promptly furnish in writing to the Company, its subsidiaries or affiliates, any information reasonably requested by the Company (including any third party confirmations) with respect to any activity or interest the Executive may have in any business.

             Except as expressly herein provided, nothing contained herein is intended to prevent the Executive, at any time after the termination of the Employment Period, from either (i) being gainfully employed or (ii) exercising his skills and abilities outside of such geographic areas, provided in either case the provisions of this Agreement are complied with.

     8.  Preservation of Business.

         a) General. During the Employment Period, the Executive will use his best efforts to advance the business and organization of the Company, its subsidiaries and affiliates, to keep available to the Company, its subsidiaries and affiliates, the services of present and future employees and to advance the business relations with its suppliers, customers and others.

         b) Patents and Copyrights, etc. The Executive agrees, without additional compensation, to make available to the Company all knowledge possessed by him relating to any methods, developments, inventions, processes, discoveries and/or improvements (whether patented, patentable or unpatentable) which concern in any way the business of the Company, its subsidiaries or affiliates, whether acquired by the Executive before or during his employment hereunder.

             Any methods, developments, inventions, processes, discoveries and/or improvements (whether patented, patentable or unpatentable) which the Executive may conceive of or make, related directly or indirectly to the business or affairs of the Company, its subsidiaries or affiliates, or any part thereof, during the Employment Period, shall be and remain the property of the Company. The Executive agrees promptly to communicate and disclose all such methods, developments, inventions, processes, discoveries and/or improvements to the Company and to execute and deliver to it any instruments deemed necessary by the Company to effect the disclosure and assignment thereof to it. The Executive also agrees, on request and at the expense of the Company, to execute patent applications and any other instruments deemed necessary by the Company for the prosecution of such patent applications or the acquisition of Letters Patent in the United States or any other country and for the assignment to the Company of any patents which may be issued. The Company shall indemnify and hold the Executive harmless from any and all costs, expenses, liabilities or damages sustained by the Executive by reason of having made such patent applications or being granted such patents.

             Any writings or other materials written or produced by the Executive or under his supervision (whether alone or with others and whether or not during regular business hours), during the Employment Period which are related, directly or indirectly, to the business or affairs of the Company, its subsidiaries or affiliates, or are capable of being used therein, and the copyright thereof, common law or statutory, including all renewals and extensions, shall be and remain the property of the Company. The Executive agrees promptly to communicate and disclose all such writings or materials to the Company and to execute and deliver to it any instruments deemed necessary by the Company to effect the disclosure and assignment thereof to it. The Executive further agrees, on request and at the expense of the Company, to take any and all action deemed necessary by the Company to obtain copyrights or other protections for such writings or other materials or to protect the Company's right, title and interest therein. The Company shall indemnify and hold the Executive harmless from any and all costs, expenses, liabilities or damages sustained by the Executive by reason of the Executive's compliance with the Company's request.

         c) Return of Documents. Upon the termination of the Employment Period, including any termination of employment described in Paragraph 6, the Executive will promptly return to the Company all copies of information protected by Paragraph 7(a) hereof or pertaining to matters covered by subparagraph (b) of this Paragraph 8 which are in his possession, custody or control, whether prepared by him or others.

     9.  Separability.

         The Executive agrees that the provisions of Paragraphs 7 and 8 hereof constitute independent and separable covenants which shall survive the termination of the Employment Period and which shall be enforceable by the Company notwithstanding any rights or remedies the Executive may have under any other provisions hereof. The Company agrees that the provisions of Paragraph 6 hereof constitute independent and separable covenants which shall survive the termination of the Employment Period and which shall be enforceable by the Executive notwithstanding any rights or remedies the Company may have under any other provisions hereof.

     10.  Specific Performance.

          The Executive acknowledges that (i) the services to be rendered under the provisions of this Agreement and the obligations of the Executive assumed herein are of a special, unique and extraordinary character; (ii) it would be difficult or impossible to replace such services and obligations;
(iii) the Company, its subsidiaries and affiliates will be irreparably damaged if the provisions hereof are not specifically enforced; and (iv) the award of monetary damages will not adequately protect the Company, its subsidiaries and affiliates in the event of a breach hereof by the Executive. The Company acknowledges that (i) the Executive will be irreparably damaged if the provisions of Paragraphs 1(b) and 6 hereof are not specifically enforced and (ii) the award of monetary damages will not adequately protect the Executive in the event of a breach thereof by the Company. By virtue thereof, the Executive agrees and consents that if he violates any of the provisions of this Agreement, and the Company agrees and consents that if it violates any of the provisions of Paragraphs 1(b) and 6 hereof, the other party, in addition to any other rights and remedies available under this Agreement or otherwise, shall (without any bond or other security being required and without the necessity of proving monetary damages) be entitled to a temporary and/or permanent injunction to be issued by a court of competent jurisdiction restraining the breaching party from committing or continuing any violation of this Agreement, or any other appropriate decree of specific performance. Such remedies shall not be exclusive and shall be in addition to any other remedy which any of them may have.

     11.  Miscellaneous.

          a) Entire Agreement; Amendment. This Agreement constitutes the whole employment agreement between the parties and may not be modified, amended or terminated except by a written instrument executed by the parties hereto. It is specifically agreed and understood, however, that the provisions of (i) that certain letter agreement dated as of November 1, 1990 granting to the Executive extended separation benefits in the event of a change in control of the Company, (ii) that certain memorandum, dated August 18, 1995, from Stephen P. Kaufman, Chairman and Chief Executive Officer of the Company, to the Executive, and (iii) the Executive's current incentive compensation agreement (i.e., for 1995), except as the same may be modified by the memorandum referred to in (ii) above, shall survive and shall not be affected hereby. All other agreements between the parties pertaining to the employment or remuneration of the Executive not specifically contemplated hereby or incorporated or merged herein are terminated and shall be of no further force or effect.

          b) Assignment. Except as stated below, this Agreement is not assignable by the Company without the written consent of the Executive, or by the Executive without the written consent of the Company, and any purported assignment by either party of such party's rights and/or obligations under this Agreement shall be null and void; provided, however, that, notwithstanding the foregoing, the Company may merge or consolidate with or into another corporation, or sell all or substantially all of its assets to another corporation or business entity or otherwise reorganize itself, provided the surviving corporation or entity, if not the Company, shall assume this Agreement and become obligated to perform all of the terms and conditions hereof, in which event the Executive's obligations shall continue in favor of such other corporation or entity.

          c) Waivers, etc. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature. The failure of any party to insist upon strict adherence to any term of this Agreement on any occasion shall not operate or be construed as a waiver of the right to insist upon strict adherence to that term or any other term of this Agreement on that or any other occasion.

          d) Provisions Overly Broad. In the event that any term or provision of this Agreement shall be deemed by a court of competent jurisdiction to be overly broad in scope, duration or area of applicability, the court considering the same shall have the power and hereby is authorized and directed to modify such term or provision to limit such scope, duration or area, or all of them, so that such term or provision is no longer overly broad and to enforce the same as so limited. Subject to the foregoing sentence, in the event any provision of this Agreement shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall attach only to such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement.

          e) Notices. Any notice permitted or required hereunder shall be in writing and shall be deemed to have been given on the date of delivery or, if mailed by registered or certified mail, postage prepaid, on the date of mailing:

              i.  if to the Executive to:

                  Steven W. Menefee
                  173 LuRay
                  Los Gatos, CA  95032

             ii.  if to the Company to:

                  Arrow Electronics, Inc.
                  25 Hub Drive
                  Melville, New York 11747
                  Attention:  Executive Vice President
                               and General Counsel

Either party may, by notice to the other, change his or its address for notice hereunder.

          f) New York Law. This Agreement shall be construed and governed in all respects by the internal laws of the State of New York, without giving effect to principles of conflicts of law.


              IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


Attest:                             ARROW ELECTRONICS, INC.

                                    /s/ Robert E. Klatell
-----------------------             ------------------------
Secretary                           Executive Vice President


                                    THE EXECUTIVE

                                    /s/ Steven W. Menefee
                                    ------------------------
                                    Steven W. Menefee